Exhibit 99.1
Allied Healthcare International Inc. Increases Revenues 6.4%
and Gross Profit 8.9% for the Third Fiscal Quarter of 2008

	Fiscal 2008	Fiscal 2007
	Third Quarter	Third Quarter
(In millions except EPS)	June 30, 2008	June 30, 2007
Revenues	$75.0	$70.5
Gross Profit	$23.1	$21.2
Gross Margin %	30.8%	30.1%
Diluted EPS, Continuing operations	$0.05	($0.01)
Diluted EPS, Discontinuing operations	—	$0.03
NEW YORK — August 5, 2008 — Allied Healthcare International Inc. (Nasdaq: AHCI; AIM: AHI, http://www.alliedhealthcare.com), a leading provider of flexible healthcare staffing services in the United Kingdom, announces the financial results of its fiscal 2008 third quarter and nine months for the period ended June 30, 2008.
To provide investors with an increased understanding of the Company’s staffing business, Allied is providing the following breakdown of its revenues and gross profits.
Fiscal Third Quarter Results:

	Quarter Ending June 30, 2008					Quarter Ending June 30, 2007
			Gross		Gross			Gross		Gross
	Revenue	%	Margin	%	Margin %	Revenue	%	Margin	%	Margin %
(Amounts in thousands)
Homecare	$57,803	76.6%	$18,435	79.3%	31.9%	$50,480	71.6%	$16,209	76.3%	32.1%
Nursing Homes	9,859	13.1%	3,036	13.1%	30.8%	10,078	14.3%	2,875	13.5%	28.5%
Hospital Staffing	7,790	10.3%	1,760	7.6%	22.6%	9,945	14.1%	2,156	10.2%	21.7%

	75,452		$23,231		30.8%	$70,503		$21,240		30.1%
Effect of foreign exchange	(428)		(111)			—		—

Total	$75,024		$23,120			$70,503		$21,240

SG&A			$19,558					$20,317
Effect of foreign exchange			(121)					—

Total SG&A			$19,437					$20,317

Operating Income			$3,683					$923

For the third quarter of fiscal 2008, before the unfavorable impact of exchange rates, revenues increased by $4.9 million, or 7.0%, to $75.4 million, compared with $70.5 million reported during the same period in fiscal 2007. Contributing to the increase in revenues was Allied’s Homecare staffing which grew by 14.5% to $57.8 million. Nursing Home staffing revenues declined by 2.2% to $9.8 million. Hospital staffing declined by 21.7% to $7.8 million due to changes in government policies which have been previously reported. After the unfavorable impact of exchange of $0.4 million, revenues decreased to $75.0 million.
Before the unfavorable impact of exchange rates, total gross profit for the third fiscal quarter increased 9.4% to $23.2 million, compared with $21.2 million reported for the comparable quarter in fiscal 2007. Gross profit margins for the third quarter improved slightly due to the benefits received from annual price reviews which was partially adversely impacted by the costs of additional holiday entitlement for care workers. It should be noted that there is a lag before care workers pay is increased in subsequent quarters. Foreign exchange slightly impacted the quarter and decreased gross profit by $0.1 million to $23.1 million.
Excluding the favorable effects of foreign exchange, SG&A for the third fiscal quarter was $19.5 million, compared with $20.3 million reported last year. The decrease was a result of nonrecurring costs of $1.6 million incurred in the third quarter of fiscal 2007 related to severance and warrant expenses. On a comparable basis SG&A increased by $1.3 million due to additional branch costs associated with the growth of the Company’s business; increased by $0.3 million in training costs from the investment in recruitment and retention of the Company’s care workers; and decreased IT cost by $0.6 million from infrastructure efficiencies. Foreign exchange slightly impacted the quarter and decreased costs by $0.1 million to $19.4 million.
Management notes that SG&A costs, as a percent of revenues, in the third quarter of fiscal 2008 were 25.9% compared to 26.4% in the second quarter of fiscal 2008 and 27.0% in the first quarter of fiscal 2008.
Income from continuing operations for the third quarter of fiscal 2008 increased to $2.5 million as compared with a loss of $0.3 million reported during the 2007 third fiscal quarter. Diluted earnings per share from continuing operations was $0.05 for the quarter, compared to a loss of ($0.01) per diluted share last year.

Fiscal 2008 Nine-Month Results:

	Nine Months Ending June 30, 2008					Nine Months Ending June 30, 2007
			Gross		Gross			Gross		Gross
	Revenue	%	Margin	%	Margin %	Revenue	%	Margin	%	Margin %
(Amounts in thousands)
Homecare	$164,040	75.1%	$51,258	77.8%	31.2%	$147,052	71.9%	$46,720	76.3%	31.8%
Nursing Homes	31,369	14.4%	9,432	14.3%	30.1%	28,916	14.1%	8,506	13.9%	29.4%
Hospital Staffing	22,942	10.5%	5,197	7.9%	22.7%	28,599	14.0%	6,034	9.8%	21.1%

	$218,351		$65,887		30.2%	$204,567		$61,260		29.9%
Effect of foreign exchange	5,258		1,587			—		—

Total	$223,609		$67,474			$204,567		$61,260

SG&A			$57,758					$55,577
Effect of foreign exchange			1,327					—

Total SG&A			$59,085					$55,577

Operating Income			$8,389					$5,683

For the nine months ended June 30, 2008 before the favorable impact of foreign exchange rates, revenues increased $13.8 million, or 6.7%, to $218.3 million, compared with $204.6 million reported during the same fiscal period in 2007. Contributing to the increase in revenues was Allied’s Homecare staffing, which grew by 11.6% to $164.0 million. Nursing Home staffing achieved 8.5% growth in revenues totalling $31.4 million. Revenues generated in Hospital staffing decreased 19.8% to $22.9 million due to changes in government policies which have been previously reported. Foreign exchange increased revenues by $5.2 million to $223.6 million.
Before the favorable impact of foreign exchange, gross profit for the fiscal nine months increased 7.6% to $65.9 million, compared to $61.3 million reported for the comparable period in fiscal 2007. Gross profit margins for the nine-month period improved slightly as a result of the benefits received from the annual price reviews which was partially adversely impacted by the costs of additional holiday entitlement for care workers. Foreign exchange benefited reported results by $1.6 million to $67.5 million.
Excluding the unfavorable effects of foreign exchange, SG&A for the nine-month period was $57.8 million, compared with $55.6 million reported last year. The increase in SG&A was mainly due to additional branch costs of $3.6 million associated with the growth of the Company’s business, increased training costs of $1.4 million from the Company’s investment in recruitment and retention of its care workers, and decreased IT costs of $1.1 million from infrastructure efficiencies. The increase in SG&A costs was partially offset by one off costs of $1.6 million incurred in fiscal 2007 related to severance and warrant costs. Foreign exchange further increased costs by $1.3 million to $59.1 million.
Income from continuing operations for the nine-month period increased $5.9 million, or $0.13 per diluted share from continuing operations as compared with $2.2 million, or $0.05 per diluted share from continuing operations reported in the nine-month period of 2007.
Allied’s cash balance at the end of the quarter was $23.9 million. During the quarter, the cumulative cash inflow increased by $3.4 million, compared with last quarter and $3.6 million for the year-to-date June 30, 2008. For the year-to-date, depreciation and amortization was $3.7 million and capital expenditure was $2.1 million.

Day Sales Outstanding (DSO) were 25 days for the month of June, compared with 28 days in the same period in 2007.
Management Discussion:
“It is encouraging to see the continued revenue growth Allied has made in the homecare business during the third quarter,” commented Sandy Young, Chief Executive Officer of Allied. “We are fortunate that our market has not been affected by economic problems impacting the wider economy.”
Mr. Young continued: “In the second quarter earnings release we indicated that we would like to see increased gross margins reflected in our operating income, a goal we have achieved in the third quarter. Our SG&A costs are relatively flat compared with earlier quarters this year, and have grown at a lower rate year-over-year than was previously the case. This is an area that is receiving continued focus.”
Mr. Young concluded: “This has been an eventful quarter for our staff with a particular focus placed on increasing our internal quality benchmarks. We believe this emphasis will put us in a better position to win future business. I am proud of our company’s performance from care workers to trainers to the corporate staff and I look forward to future improvements in our operations.”
Conference Call Information- August 5, 2008 at 11:00 AM EST:
Allied invites all those interested in listening to management’s discussion of the third quarter results to join the call by dialing 866-585-6398 for domestic participants, and 416-849-9626 for international participants today, August 5, 2008 at 11:00 AM EST. Participants may also access a live webcast of the conference call through the “Investors” section of Allied Healthcare’s Website: www.alliedhealthcare.com. A replay will be available for one week following the call by dialing 866-245-6755 for domestic participants, and 416-915-1035 for international participants. When prompted, please enter passcode 164690. The presentation will be available and archived on the Company’s website for ninety days.
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude or include certain charges. These non-GAAP measures adjust for foreign exchange effects. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables included in this press release.
ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-

based network of approximately one hundred branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing homes, and hospitals.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied’s ability to continue to recruit and retain qualified flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, other healthcare facility customers and hospitals on terms attractive to Allied; the general level of patient occupancy at hospital and healthcare facilities of Allied’s customers; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Allied Healthcare International Inc.
Sandy Young, Chief Executive Officer
David Moffatt, Chief Financial Officer
UK 00-44-1785 810-600
sandyyoung@alliedhealthcare.com
davidmoffatt@alliedhealthcare.com
paulweston@alliedhealthcare.com
or
The Investor Relations Group
Adam Holdsworth / Rachel Colgate
212-825-3210
or
Cenkos Securities plc (Nominated Advisor)
Ian Soanes
London: 00-44-20-7397-8924

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

Revenues:
Net patient services	$75,024	$70,503	$223,609	$204,567

Cost of revenues:
Patient services	51,904	49,263	156,135	143,307

Gross profit	23,120	21,240	67,474	61,260

Selling, general and administrative expenses	19,437	20,317	59,085	55,577

Operating income	3,683	923	8,389	5,683

Interest income	216	20	620	91
Interest expense	(388)	(791)	(491)	(2,413)
Foreign exchange (loss) income	(2)	94	(151)	231
Other income	—	68	—	91

Income before income taxes and discontinued operations	3,509	314	8,367	3,683

Provision for income taxes	1,056	617	2,472	1,517

Income (loss) from continuing operations	2,453	(303)	5,895	2,166

Discontinued operations:
Income from discontinued operations, net of taxes	—	1,418	—	2,867

Net income	$2,453	$1,115	$5,895	$5,033

Basic and diluted net income (loss) per share of common stock
Income (loss) from continuing operations	$0.05	$(0.01)	$0.13	$0.05
Income from discontinued operations	—	0.03	—	0.06

Net income per share of common stock	$0.05	$0.02	$0.13	$0.11

Weighted average number of common shares outstanding:
Basic	44,986	44,957	44,986	44,957

Diluted	44,993	45,211	45,075	45,145

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30,	September 30,
	2008	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$23,877	$20,241
Restricted cash	150	55,819
Accounts receivable, less allowance for doubtful accounts of $951 and $1,570, respectively	20,851	21,490
Unbilled accounts receivable	16,082	14,375
Deferred income taxes	416	182
Derivative asset	—	640
Prepaid expenses and other assets	1,557	1,448
Assets of discontinued operations	200	205

Total current assets	63,133	114,400

Property and equipment, net	9,168	9,767
Goodwill	119,765	122,843
Other intangible assets, net	4,075	5,465
Deferred income taxes	105	304

Total assets	$196,246	$252,779

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$—	$54,795
Accounts payable	1,163	3,950
Accrued expenses, inclusive of payroll and related expenses	30,886	30,614
Taxes payable	1,207	3,375
Liabilities of discontinued operations	685	1,286

Total liabilities	33,941	94,020

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.01 par value; authorized 10,000 shares, issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 80,000 shares, issued 45,571 shares	456	456
Additional paid-in capital	240,875	240,206
Accumulated other comprehensive income	14,488	18,018
Accumulated deficit	(91,220)	(97,627)

	164,599	161,053
Less cost of treasury stock (585 shares)	(2,294)	(2,294)

Total shareholders’ equity	162,305	158,759

Total liabilities and shareholders’ equity	$196,246	$252,779

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,	June 30,
	2008	2007
Cash flows from operating activities:
Net income	$5,895	$5,033
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	—	(2,867)
Depreciation and amortization	2,470	2,545
Amortization of intangible assets	1,252	1,302
Amortization of debt issuance costs	—	265
(Decrease) increase in provision for allowance for doubtful accounts	(580)	230
Gain on sale of fixed assets	(22)	—
Stock based compensation	669	522
Deferred income taxes	(42)	166
Warrant costs	—	435
Changes in operating assets and liabilities, excluding the effect of businesses acquired and sold:
Decrease in accounts receivable	670	6,303
Increase in prepaid expenses and other assets	(2,221)	(1,550)
(Decrease) increase in accounts payable and other liabilities	(3,264)	3,979

Net cash provided by continuing operations	4,827	16,363
Net cash (used in) provided by discontinued operations	(569)	7,377

Net cash provided by operating activities	4,258	23,740

Cash flows from investing activities:
Capital expenditures	(2,146)	(299)
Proceeds from sale of business	54,334	—
Proceeds from sale of property and equipment	48	—
Payments on acquisitions payable	—	(2,561)

Net cash provided by (used in) continuing operations investing activities	52,236	(2,860)
Net cash used in discontinued operations investing activities	—	(1,538)

Net cash provided by (used in) investing activities	52,236	(4,398)

Cash flows from financing activities:
Payments for financing fees	—	(528)
Payments on revolving loan	(24,984)	(14,638)
Borrowings under invoice discounting facility		615
Payments on invoice discounting facility	(4,516)
Payments on long-term debt	(23,984)	(5,855)
Proceeds from sale of interest rate swap agreements	625	—

Net cash used in financing activities	(52,859)	(20,406)

Effect of exchange rate on cash	1	(1,182)

Increase (decrease) in cash	3,636	(2,246)

Cash and cash equivalents, beginning of period	20,241	3,938

Cash and cash equivalents, end of period	$23,877	$1,692

Supplemental cash flow information:
Cash paid for interest	$1,149	$2,355

Cash paid for income taxes, net	$4,036	$1,532